EXHIBIT 11


         STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF EARNINGS (LOSS) PER SHARE

               YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                   (in thousands, except share data)


                                       1993        1992      1991

PRIMARY
     Average shares outstanding       28,491     27,899    26,364
     Net effect of dilutive stock
     options -- based on the
     treasury stock method using
     average market price              1,385      2,194     2,060

                    Total             29,876     30,093    28,424

     Net income (loss) before
      cumulative effect of
      accounting change             $(11,732)   $ 8,775   $ 9,279

     Cumulative effect of
      accounting change                --           700       --

     Net income (loss)              $(11,732)   $ 9,475   $ 9,279

     Primary per share amount:
      Before cumulative effect
       of accounting change        $    (.39)   $   .29   $   .33

      Cumulative effect of
       accounting change              --            .02        --

     Net income (loss)             $    (.39)   $   .31   $   .33

FULLY DILUTED
     Average shares outstanding       28,491     27,899    26,364
     Net effect of dilutive stock
     options -- based on the
     treasury stock method using
     the year-end market price,
     if higher than average
     market price                      1,600      2,194     3,453

                    Total             30,091     30,093    29,817

     Net income (loss) before
      cumulative effect of
      accounting change             $(11,732)    $ 8,775   $ 9,279

     Cumulative effect of
      accounting change                --            700       --

     Net income (loss)              $(11,732)    $ 9,475   $ 9,279

     Fully diluted per share
      amount:
      Before cumulative effect
       of accounting change         $   (.39)    $   .29   $   .31

      Cumulative effect of
       accounting change               ---           .02        ---

     Net income (loss)              $   (.39)    $   .31   $   .31

This computation is required by Regulation S-K Item 601 and is filed as an exhibit under Item 14a(3) of Form 10-K.

SEC Release No. 33-5133 requires ". . . when per share earnings are disclosed, . . . the information with respect to the computation of per share earnings on both primary and fully diluted bases, presented by exhibit or otherwise, must be furnished even though the amounts of per share earnings on the fully diluted basis are not required to be stated under the provisions of Accounting Principles Board Opinion No. 15."